UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 4, 2010
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On May 4, 2010, TOR Minerals International, Inc. (the "Company") announced its financial results for the first quarter ended March 31, 2010.  The Company reported net income available to common shareholders of $569,000, or $0.26 per diluted share, on net sales of $6,856,000.  This compares with a net loss available to common shareholders of ($284,000), or ($0.15) per share, on net sales of $5,703,000 for the quarter ended March 31, 2009.

Net sales increased 20.2 percent during the first quarter of 2010 over the first quarter of 2009.  During the first quarter of 2010, sales of HITOX® increased 49.4 percent to $2.9 million as end market demand in paint and plastic markets continued to improve.  Sales of specialty alumina products decreased 5.2 percent during the first quarter of 2010 as increasing demand for new and existing specialty alumina products in North America and Europe was offset by a shift in the order pattern of a significant U.S. customer.

During the first quarter of 2010, operating profit increased to $744,000, or 10.8 percent of sales, compared to an operating loss of ($249,000) reported during the first quarter of 2009.  First quarter 2010 operating profit also increased sequentially from the operating profit of $302,000, or 4.7 percent of sales, reported during the fourth quarter of 2009.  Year-over-year and sequential improvements in profitability resulted from increased sales levels, increased plant utilization, and greater operational efficiencies.

Commenting on the results, Dr. Olaf Karasch, Chief Executive Officer said, "First quarter's operating margin was the highest in over six years.  The noteworthy improvement in profitability is a result of the hard work we have done in the past two years to improve efficiencies and remove costs from our business.  The improvement also reflects the powerful leverage in our business, as a large portion of each incremental sales dollar makes a significant contribution to our bottom line."

The Company said that during the past five months it has secured significant orders for specialty alumina products and expects to have growth in alumina sales beginning in the second quarter. Dr. Karasch said, "Growth in our specialty alumina business should further diversify the Company's customer and product concentration in this category."  In addition, the Company said that its Ti02 pigment business is expected to benefit from a continuing  recovery in the paint and plastics end markets, as well as what presently appears to be a favorable pricing environment.

If the trend continues, the Company said it expects to see continued improvement in financial results during 2010.

A webcast discussing first quarter 2010 results can be accessed for a period of 30 days via the News section of the TOR Minerals' website at www.torminerals.com.

The consolidated financial statements to be included in the Company's quarterly report on Form 10-Q for the three month period ended March 31, 2010 (the "Form 10-Q") have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, as to which uncertainty exists. The Company's financial statements, including the financial statements in the Form 10-Q and the financial results reported on this press release, do not include any adjustment that might result from the outcome of this uncertainty.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated May 4, 2010, announcing the Company's first quarter 2010 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 4, 2010	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated May 4, 2010, announcing the Company's first quarter 2010 earnings results

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